Free Writing Prospectus pursuant to Rule 433 dated April 3, 2025

Registration Statement No. 333-284538

Market Linked Securities — Autocallable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the VanEck Gold Miners ETF due May 3, 2029

Summary of Terms			CUSIP:	40058HHW2
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)		Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement
Market measure:	VanEck Gold Miners ETF (the “underlier”)
Fund underlying index:	with respect to the underlier, the index tracked by such underlier

Hypothetical Payout Profile*

* assumes a call premium for such call settlement date equal to the lowest possible call premium that may be determined on the pricing date

Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the underlier on the applicable call date significantly exceeds the starting price. You will not participate in any appreciation of the underlier beyond the applicable call premium.

If the securities are not automatically called and the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the underlier in excess of the buffer amount and will lose some, and possibly up to 90.00%, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated April 3, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

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Preliminary pricing supplement dated April 3, 2025
●
WFS product supplement no. 5 dated February 14, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

Pricing date:	expected to be April 29, 2025
Issue date:	expected to be May 2, 2025
Final calculation day:	expected to be April 30, 2029
Stated maturity date:	expected to be May 3, 2029
Starting price:	the fund closing price of the underlier on the pricing date
Ending price:	the fund closing price of the underlier on the final calculation day
Automatic call:

if the fund closing price of the underlier on any call date is greater than or equal to the starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium applicable to the relevant call date. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date

Threshold price:	90.00% of the starting price
Buffer amount:	10.00%
Call dates and call premiums:

the actual call premium and payment per security upon an automatic call that is applicable to each call date will be determined on the pricing date and will be at least the values specified in the table below

Call Date	Call Premium	Payment per Security upon an Automatic Call
May 4, 2026	at least 13.30% of the face amount	at least $1,133.00
May 3, 2027	at least 26.60% of the face amount	at least $1,266.00
May 2, 2028	at least 39.90% of the face amount	at least $1,399.00
April 30, 2029	at least 53.20% of the face amount	at least $1,532.00
Call settlement date:	three business days after the applicable call date; provided that the call settlement date for the last call date is the stated maturity date
Payment amount at maturity (for each $1,000 face amount of your securities)	• if the ending price is less than the starting price but greater than or equal to threshold price: $1,000; or • if the ending price is less than the threshold price: $1,000 minus:
Underwriting discount:

up to 2.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.20% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 5 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 5 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 5 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 5, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 5, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 5, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
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The Call Premium You Will Receive on a Call Settlement Date (Including the Stated Maturity Date) If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called is Not Linked to the Fund Closing Price of the Underlier at Any Time Other Than on the Applicable Call Date or the Final Calculation Day, as the Case May Be
▪
You May Lose a Substantial Portion of Your Investment in the Securities
▪
The Amount You Will Receive on a Call Settlement Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped Due to the Applicable Call Premium
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Your Securities Are Subject to Automatic Redemption
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Your Securities Do Not Bear Interest
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The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlier or Any Underlier Stocks
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

Additional Risks Related to the Underlier

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The Policies of the Underlier’s Investment Advisor and the Sponsor of the Underlier’s Fund Underlying Index Could Affect the Amount Payable on Your Securities and Their Market Value
▪
There Is No Assurance That an Active Trading Market

Will Continue for the Underlier or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlier Is Subject to Management Risks, Securities Lending Risks and Custody Risks

▪
The Underlier Is Concentrated in Gold and Silver Mining Companies and Does Not Provide Diversified Exposure
▪
The Underlier and Its Fund Underlying Index Are Different and the Performance of the Underlier May Not Correlate With the Performance of Its Fund Underlying Index
▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities
▪
Your Investment in the Securities Will Be Subject to Foreign Currency Exchange Rate Risk
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Even Though Currencies Trade Around-The-Clock, Your Securities Will Not
▪
The Underlier May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Your Securities May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.